Exhibit 15.3

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings, Ltd. of our report dated February 14, 2023 with respect to the consolidated statements of financial position of ZIM American Integrated Shipping Services Company, LLC and subsidiaries (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each year of the two-year period ended December 31, 2022, and the related notes, which report appears in the December 31, 2023 annual report on Form 20-F of Kenon Holdings, Ltd.

/s/ FORVIS, LLP

Norfolk, VA
March 25, 2024